Exhibit (h)(2)

EXHIBIT A

SELECTED INTERMEDIARY AGREEMENT

Ladies and Gentlemen:

Emerson Equity LLC, as the intermediary manager (“Intermediary Manager”) for Crescent Private Credit Income Corp. (the “Fund”), a Maryland corporation, invites you (the “Broker”) to participate in the continuous distribution of shares of common stock, $0.01 par value per share, of the Fund (“Common Shares”) subject to the following terms:

I. Intermediary Manager Agreement

The Intermediary Manager has entered into an Intermediary Manager Agreement (the “Intermediary Manager Agreement”) with the Fund dated July 17, 2023, attached hereto as Exhibit A. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Intermediary Manager Agreement.

As described in the Intermediary Manager Agreement, the Fund has filed one or more registration statements with the SEC (each, a “Registration Statement”) to register an ongoing offering (each, an “Offering”) of Common Shares, which may consist of various classes of shares of common stock (the “Shares”).

In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, the current effective registration statement, as may be amended or supplemented from time to time. In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

By your acceptance of this Agreement, you will become one of the Brokers referred to in the Intermediary Manager Agreement between the Fund and the Intermediary Manager and will be entitled and subject to the indemnification provisions contained in the Intermediary Manager Agreement, including the provisions of Section 4 of the Intermediary Manager Agreement wherein the Brokers severally agree to indemnify and hold harmless the Fund, the Intermediary Manager and each officer and director thereof, and each person, if any, who controls the Fund or the Intermediary Manager within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Broker acknowledges that the Intermediary Manager’s liability for the stockholder servicing and/or distribution fee is limited solely to the proceeds of the stockholder servicing and/or distribution fee receivable from the Fund, and Broker hereby waives any and all rights to receive any reallowance of the stockholder servicing and/or distribution fee due until such time as the Intermediary Manager is in receipt of the stockholder servicing and/or distribution fee from the Fund.

The Broker hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Broker an employee, agent, representative or partner of the Intermediary Manager or of the Fund, and the Broker is not authorized to act for the Intermediary Manager or the Fund or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.

II. Submission of Orders

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Broker such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Shares will be instructed by the Broker to make their instruments of payment payable to or for the benefit of the escrow agent designated by the Fund during the escrow period and “Crescent Private Credit Income Corp.” following the escrow period. Purchase orders which include (i) instruments of payment received by the Fund at least five (5) business days prior to the first calendar day of the month and (ii) a completed and executed Subscription Agreement in good order received by the Fund at least five (5) business days prior to the first calendar day of the month (unless waived by the Intermediary Manager) will be executed as of the first calendar day of the month (based on the NAV per share as determined as of the previous day, being the last day of the preceding month). Any tender offer requests must be made in accordance with the applicable procedures described in the Fund’s Registration Statement, the Fund’s Share Repurchase Program described in the Registration Statement (the “Repurchase Plan”), and applicable law, rules and regulations. The parties acknowledge and agree that a tender offer is not received in “good order” unless the tender offer and all required documentation is complete and received by the Fund’s transfer agent by the applicable tender offer deadline described in the Fund’s tender offer documents or otherwise specified by the Fund in writing.

Broker agrees, upon receipt of any and all checks, drafts, money orders or other instruments of payment from prospective purchasers of Shares, to transmit same, together with a copy of the executed Subscription Agreement or copy of the signature page of such agreement, which conforms to the foregoing instructions and stating among other things, the name of the purchaser, current address, and the amount of the investment, in accordance with the following procedures, unless otherwise agreed with the Intermediary Manager:

(i)

Where, pursuant to the Broker’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Broker for deposit to the Fund or its agent as set forth in the Subscription Agreement or as otherwise directed by the Fund.

(ii)

Where, pursuant to the Broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Broker to the office of the Broker conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment for deposit to the Fund or its agent as set forth in the Subscription Agreement or as otherwise directed by the Fund.

If the Broker receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, the Broker shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt.

III. Pricing

Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Primary Shares shall generally be offered to the public at a purchase price payable in cash equal to the Fund’s then-current net asset value (“NAV”) per share applicable to the class of Shares being purchased, plus any applicable sales load (as calculated in accordance with the procedures described in the Prospectus). Broker may also charge transaction or other fees, including upfront placement fees or brokerage commissions, in connection with the sale of Shares as described in Schedule I attached hereto. For stockholders who participate in the Fund’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of Shares that each stockholder owns will be automatically re-invested in additional Shares of the same class. The DRIP Shares will be issued and sold to stockholders of the Fund at a purchase price equal to the most recent available NAV per share for such Shares at the time the distribution is payable. Minimum purchase amounts for each class of Shares shall be as set forth in the Prospectus. The Shares are nonassessable.

IV. Brokers’ Compensation

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing stockholder services rendered by Broker hereunder, Broker is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.

V. Representations, Warranties and Covenants of Broker

In addition to the representations and warranties found elsewhere in this Agreement, Broker represents, warrants and agrees that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Broker is organized.

(ii)

It is empowered under applicable laws and by Broker’s organizational documents to enter into this Agreement and perform all activities and services of the Broker provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Broker’s ability to perform under this Agreement.

(iii)

The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Broker is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Broker to enter into and perform this Agreement.

(v)

It shall notify Intermediary Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Broker or its principals, affiliates, officers, directors, employees or agents, or any person who controls Broker, within the meaning of Section 15 of the Securities Act.

(vi)

Except for those jurisdictions listed on Schedule III hereto, Broker will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Broker receives prior written consent from Intermediary Manager.

(vii)	Broker acknowledges that the Intermediary Manager will enter into similar agreements with other broker-dealers, which does not require the consent of Broker.

(viii)

Broker represents that it is a broker-dealer registered with FINRA and (effective August 20, 2017) subject to FINRA Rule 2030 (“Rule 2030”). Broker represents that it has policies and procedures to ensure compliance with Rule 2030 and is currently in compliance with Rule 2030. Moreover, Broker represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Broker, as well as any person with a similar status or function, (ii) any associated person of Broker who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Broker who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Broker or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Broker from engaging in solicitation activities for compensation under Rule 2030 (a “Triggering Contribution”). Broker hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate Rule 2030 while engaged hereunder. If Broker breaches this provision and becomes aware of a Triggering Contribution or a violation of Rule 2030, it shall promptly provide written notice to the Intermediary Manager of the nature of the ban or violation.

(ix)	Broker represents that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Fund, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Fund is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Fund reserves the right to cancel the sale without notice.

VII. Prospectus and Authorized Sales Materials; Compliance with Laws

Broker is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Intermediary Manager will supply Broker with a link to the Fund’s publicly accessible website where the Broker may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. Broker agrees that it shall have delivered (i) to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Intermediary Manager and (ii) to each investor that subscribes for an order to purchase Shares, as of the time the Fund accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Intermediary Manager. The Broker agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Intermediary Manager and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Intermediary Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Fund or the Intermediary Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Broker further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Intermediary Manager or the Fund in writing. The Broker agrees, if the Intermediary Manager so requests, to furnish a copy of any final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Broker will deliver a Prospectus in transactions in the Shares for a period of ninety (90) days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Broker, and in offering and selling Shares, the Broker agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Broker pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, as amended (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury, and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Broker, the Broker agrees to pay the Broker’s proportionate share of any claim, demand or liability asserted against the Broker and the other Brokers on the basis that such Brokers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Broker’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

Broker and the Intermediary Manager further agree to the following terms:

(i)

Broker agrees that it (1) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (2) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement, (3) will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “Statement of Policy”), (4) will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy, (5) acknowledges that it is acting as an agent of the Fund only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the Statement of Policy and the Intermediary Agreement and (6) will also comply, as applicable, with The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transaction Act and any other applicable law.

(ii)

In consideration of the foregoing, the Intermediary Manager hereby agrees that it will not reject a subscription on account of an electronic signature if such signature was obtained in the manner set forth in this Section VII.

VIII. License and Association Membership

The Broker’s acceptance of this Agreement constitutes a representation to the Fund and the Intermediary Manager that the Broker is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws (including the laws of the jurisdictions listed on Schedule III), if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Broker ceases to be a member in good standing of FINRA. The Broker agrees to notify the Intermediary Manager immediately if the Broker ceases to be a member in good standing of FINRA. The Broker also hereby agrees to abide by the Rules of FINRA, including FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.

IX. Limitation of Offer; Suitability

The Broker will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Fund or the Intermediary Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Intermediary Manager that the Shares are qualified for sale or that such qualification is not required and in which the Broker has all required licenses and registrations to offer Shares in such jurisdictions (including the jurisdictions listed on Schedule III). In offering Shares, the Broker will comply with the provisions of the Rules set forth in the FINRA Manual, Exchange Act Rule 15l-1 (“Regulation Best Interest”), as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C and Article III.E of the Omnibus Guidelines Statement of Policy of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) adopted on March 29, 1992 and as amended on May 7, 2007. Nothing contained in this section shall be construed to relieve the Broker of its suitability obligations under Regulation Best Interest, FINRA Rule 2111 or FINRA Rule 2310.

The Broker further represents, warrants and covenants that neither Broker, nor any person associated with the Broker, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; (b) applicable laws of the jurisdiction of which such investor is a resident; (c) applicable provisions of Regulation Best Interest; or (d) applicable FINRA rules. The Broker agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, the Broker, or a person associated with the Broker, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Fund) concerning his or her age, investment objectives, other investments, financial situation and needs and any other information known to the Broker, or person associated with the Broker, that (i) the investor can reasonably benefit from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the restrictions on transferability of the Shares, (E) the background and qualifications of Crescent Cap NT Advisors, LLC (the “Advisor”) or the persons responsible for directing and managing the Fund and (F) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. The Broker further represents, warrants and covenants that the Broker, or a person associated with the Broker, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Broker, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereafter established.

The Broker will sell Class S Shares, Class D Shares and Class I Shares only to the extent approved by the Intermediary Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D Shares and Class I Shares pursuant to this Agreement, sell such Shares only to those persons who are eligible to purchase Class D Shares and Class I Shares as described in the Prospectus. Nothing contained in this Agreement shall be construed to impose upon the Fund or the Intermediary Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Broker shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Broker’s customer and such customer’s completed and executed Subscription Agreement. The Broker agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA, and (c) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six (6) years from the date of the sale of the Shares. The Broker further agrees to make the Suitability Records available to the Intermediary Manager and the Fund upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Broker’s receipt of a subpoena or other appropriate document request from such agency.

[Any relevant jurisdictional selling restrictions to be added as applicable.]

The Broker further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

X. Disclosure Review; Confidentiality of Information

The Broker agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Broker shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Broker relies upon the results of any inquiry conducted by another member or members of FINRA, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Intermediary Manager or a sponsor or an affiliate of the sponsor of the Fund.

It is anticipated that (i) the Broker and Broker’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Broker that are conducting a due diligence inquiry on behalf of the Broker and (ii) persons or committees, as the case may be, responsible for determining whether the Broker will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Fund, the Intermediary Manager, the Advisor, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Fund, the Intermediary Manager, the Advisor, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Fund, the Intermediary Manager, the Advisor, or their respective affiliates; (iii) information concerning the business and affairs of the Fund, the Intermediary Manager, the Advisor, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Broker agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Broker’s due diligence inquiry. The Broker agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Broker’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Broker further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Broker’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Broker’s confidentiality obligation. The Broker acknowledges that Broker or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Fund, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Broker acknowledges that Broker or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Fund, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Broker acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Fund to comply therewith.

Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Fund or the Intermediary Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Broker shall notify the Intermediary Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI. Broker’s Compliance with Anti-Money Laundering Rules and Regulations

The Broker hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with broker/Brokers’ anti-money laundering obligations. The Broker hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer due diligence in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, Broker agrees to verify the identity of its new customers; to maintain customer records; and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Broker will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Broker will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Intermediary Manager at any time, the Broker hereby agrees to furnish (a) a copy of its AML Program to the Intermediary Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with the Broker’s most recent independent testing of its AML Program. The Broker agrees to notify the Intermediary Manager immediately if the Broker is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII. Privacy

The Broker agrees as follows:

The Broker agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act, as amended (“FCRA”), and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Broker may share with the Fund and the Fund may share with Broker nonpublic personal information (as defined under the GLBA) of customers of Broker. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Broker shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Broker served as the broker of record for such customer’s account. Broker, the Intermediary Manager and the Fund shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA), or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, Broker agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

Broker shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Broker, the Intermediary Manager or the Fund expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

Broker shall implement commercially reasonable measures in compliance with industry best practices designed: (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Broker further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Broker provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII. Broker’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Broker acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. The Broker also acknowledges that the Repurchase Plan provides only a limited opportunity for investors to have their Shares purchased by the Fund and that the Fund’s board of directors may, in its sole discretion, amend, suspend, or terminate the Repurchase Plan at any time in accordance with the terms of the Repurchase Plan. The Broker hereby agrees that so long as the Fund is offering Shares under a Registration Statement filed with the SEC and the Fund has not listed the Shares on a national securities exchange, the Broker will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Intermediary Manager.

XIV. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XV. Term and Termination

This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the board of directors of the Fund, including the vote of a majority of the directors who are not “interested persons,” as defined by the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Servicing Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting (or as otherwise permitted by applicable law or regulatory relief) called for the purpose of voting on such approval.

The Broker will suspend or terminate its offer and sale of Shares upon the request of the Fund or the Intermediary Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Fund or the Intermediary Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective forty-eight

(48) hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Intermediary Manager, with the prior written consent of the Fund, by written notice to the Broker, and any such amendment shall be deemed accepted by the Broker upon placement of an order for sale of Shares by such Broker’s customer after the Broker has received such notice.

This Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Fund’s directors who are not “interested persons”, as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s distribution plan or this Agreement or by vote a majority of the outstanding voting securities of the Fund, on not more than 60 days’ written notice to the Intermediary Manager or the Advisor. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.

The respective agreements and obligations of the Intermediary Manager and Broker set forth in Sections IV, VI, VII, and XIII through XIX of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI. Use of Fund and Crescent Names

Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Intermediary Manager, the Advisor and/or their respective affiliates of any consent that would otherwise be required under this Agreement or applicable law prior to the use of Broker of the name or identifying marks of the Fund, the Intermediary Manager, or “Crescent” (or any combination or derivation thereof, including any name adopted in the future). The respective parties reserve the right to withdraw their consent to the use of the Fund’s name at any time and to request to review any materials generated by the Broker that use the Fund’s or Crescent’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XVII. Notice

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier, or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Intermediary Manager:	Emerson Equity LLC Attention: [ ] 6860 North Dallas Parkway, Suite 210 Plan, TX 75024 Attn: [ ] Email: [ ]

If to the Advisor:	Crescent Cap NT Advisors, LLC 11100 Santa Monica Blvd, Suite 2000

Los Angeles, CA 90025 Attn: [ ] Email: [ ]

If to the Fund:	Crescent Private Income Credit Corp. 11100 Santa Monica Blvd, Suite 2000 Los Angeles, CA 90025 Attn: [ ] Email: [ ]

If to Broker:	To the address specified by the Broker herein.

XVIII. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Broker and countersigned by the Intermediary Manager. Venue for any action (including arbitration) shall lie exclusively in New York, New York.

XIX. No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Broker as an employee, agent or representative of, or in association with or in partnership with, the Intermediary Manager, the Fund or the other Brokers; instead, this Agreement shall only constitute the Broker as a Broker authorized by the Intermediary Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

XX. Changes; Amendments

Except as specifically provided in this Section XX, this Agreement may be changed or amended only by written instrument signed by all parties.

In the event of a change in law, regulation or other regulatory guidance which affects this Agreement, Broker authorizes the Intermediary Manager to amend this Agreement in order to comply with the requirements of any such law, regulation or other regulatory guidance. Broker agrees that such amendment shall automatically become effective upon the execution of the first transaction Broker or its customer executes with the Fund thirty (30) calendar days after receipt of the amendment (or sooner, if required to comply with applicable law and that the amendment shall not require the signature of Broker in order to be effective).

XXI. Entire Agreement

This Agreement (including any Schedules and Exhibits hereto) are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

XXII. Successors and Assigns

No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Intermediary Manager, the Advisor and Broker and their respective successors and permitted assigns.

XXIII. Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

XXIV. Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement, including all exhibits. Each party may execute this Agreement by applying an electronic signature using DocuSign or any similar electronic signature program and acknowledges, agrees and confirms that the use of such an electronic signature program (a) shall result in a reliable and valid delivery of such party’s signature to this Agreement; and (b) shall constitute reasonable steps on the part of the other party to this Agreement to verify the reliability of such signature.

THE INTERMEDIARY MANAGER:

EMERSON EQUITY LLC

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or Broker and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. IDENTITY OF BROKER:

Fund Name:

Type of entity:

(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker-dealer in all States:	Yes ☐	No ☐

If no, list all States licensed as broker-dealer:

Tax ID #:

2. Person to receive notices delivered pursuant to the Selected Intermediary Agreement.

Name:

Fund:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE BROKER:

(Broker’s Firm Name)

By:

Signature

Name:

Title:

Date:

SCHEDULE I

ADDENDUM

TO

SELECTED INTERMEDIARY AGREEMENT WITH

EMERSON EQUITY LLC

Name of Broker:

The following reflects the transaction or other fee arrangements and stockholder servicing and/or distribution fees as agreed upon between Emerson Equity LLC (the “Intermediary Manager”) and Broker, effective as of the effective date of the Selected Intermediary Agreement (the “Agreement”) between the Intermediary Manager and Broker in connection with the offering of Shares of Crescent Private Credit Income Corp. (the “Fund”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.

Brokerage Transaction Fee

Broker may charge a transaction or other fee, including upfront placement fees or brokerage commissions, on sales of Shares, as set forth in “Share Class Election” below, to the extent the Prospectus discloses that such brokerage commissions or fees may be charged for the relevant class of Shares. Broker represents that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fee, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules. Purchases and sales of such Shares may only be executed as purchases or repurchases between the customer and the Fund. Broker shall not execute trades of Shares between customers.

Terms and Conditions of the Stockholder Servicing and/or Distribution Fees.

The payment of the stockholder servicing and/or distribution fee to Broker is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Broker elects to sell Class S Shares and/or Class D Shares, eligibility to receive the stockholder servicing and/or distribution fee with respect to the Class S Shares and/or Class D Shares, as applicable, sold by the Broker is conditioned upon the Broker acting as broker of record with respect to such Shares and complying with the requirements set forth below, including providing stockholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.

(i) the existence of an effective Selected Intermediary Agreement or ongoing Servicing Agreement between the Intermediary Manager and the Broker, and

(ii) the provision of the following services with respect to the Class S Shares and/or Class D Shares, as applicable, by the Broker:

1.	assistance with recordkeeping, including maintaining records for and on behalf of Broker’s customers reflecting transactions and balances of Shares owned,

2.	answering investor inquiries regarding the Fund, including distribution payments and reinvestments,

3.	helping investors understand their investments upon their request, and

4.	facilitating tender offer requests.

The Broker hereby represents by its acceptance of each payment of the stockholder servicing and/or distribution fee that it complies with each of the above requirements and is providing the above-described services.

Subject to the conditions described herein, the Intermediary Manager will reallow to Broker the stockholder servicing and/or distribution fee in an amount described below, on Class S Shares or Class D Shares, as applicable, sold by Broker. To the extent payable, the stockholder servicing and/or distribution fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the stockholder servicing and/or distribution fee, the Broker’s compliance with the listed conditions, and/or the portion retained by the Intermediary Manager will be made by the Intermediary Manager in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker is no longer the intermediary of record with respect to such Class S or Class D Shares or the Broker no longer satisfies any or all of the conditions set forth above, then Broker’s entitlement to the stockholder servicing and/or distribution fee related to such Class S and/or Class D Shares, as applicable, shall cease in, and Broker shall not receive the stockholder servicing and/or distribution fee for, that month or any portion thereof (i.e., stockholder servicing and/or distribution fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.

Thereafter, such stockholder servicing and/or distribution fee may be reallowed to the then-current intermediaries of record of the Class S and/or Class D Shares, as applicable, if any such intermediary of record has been designated (the “Servicing Broker”), to the extent such Servicing Broker has entered into a Selected Intermediary Agreement or similar agreement with the Intermediary Manager (“Servicing Agreement”) and such Selected Intermediary Agreement or Servicing Agreement with the Servicing Broker provides for such reallowance. In this regard, all determinations will be made by the Intermediary Manager in good faith in its sole discretion. The Broker is not entitled to any stockholder servicing and/or distribution fee with respect to Class I Shares. The Intermediary Manager may also reallow some or all of the stockholder servicing and/or distribution fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Servicing Brokers) pursuant to a Servicing Agreement with the Intermediary Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

Unless otherwise disclosed in the Prospectus, at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees paid with respect to any single share held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Intermediary Manager or Broker), the Intermediary Manager shall cease receiving the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S Shares and Class D Shares in such stockholder’s account, in the Fund’s discretion. At the end of such month, the applicable Class S Shares or Class D Shares in such stockholder’s account will convert into a number of Class I Shares (including any fractional Shares), with an equivalent aggregate NAV as such Class S or Class D Shares.

In addition, the Fund and the Intermediary Manager will cease paying the stockholder servicing and/or distribution fee on Class S Shares and Class D Shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the merger or consolidation of the Fund with or into another entity, or the sale or other disposition of all or substantially all of the Fund’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, intermediary manager fees, the stockholder servicing and/or distribution fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in such Offering. For purposes of this Schedule I, the portion of the stockholder servicing and/or distribution fee accruing with respect to Class S and Class D Shares of the Fund’s common Shares issued (publicly or privately) by the Fund during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

General

Stockholder servicing and/or distribution fees due to the Broker pursuant to this Agreement will be paid to the Broker within 30 days after receipt by the Intermediary Manager. The Broker, in its sole discretion, may authorize Intermediary Manager to deposit stockholder servicing and/or distribution fees or other payments due to it pursuant to this Agreement directly to its bank account. If the Broker so elects, the Broker shall provide such deposit authorization and instructions in Schedule II to this Agreement.

The parties hereby agree that the foregoing stockholder servicing and/or distribution fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Primary Shares, that the Broker’s interest in the Offering is limited to such stockholder servicing and/or distribution fee from the Intermediary Manager and the Broker’s indemnity referred to in Section 4 of the Intermediary Manager Agreement, and that the Fund is not liable or responsible for the direct payment of such stockholder servicing and/or distribution fee to the Broker.

Except as otherwise described under “Brokerage Transaction Fee” above, the Broker waives any and all rights to receive compensation, including the stockholder servicing and/or distribution fee, until it is paid to and received by the Intermediary Manager. Broker acknowledges and agrees that, if the Fund pays stockholder servicing and/or distribution fees to the Intermediary Manager, the Fund is relieved of any obligation for stockholder servicing and/or distribution fees to Broker. The Fund may rely on and use the preceding acknowledgement as a defense against any claim by Broker for stockholder servicing and/or distribution fees the Fund pays to Intermediary Manager but that Intermediary Manager fails to remit to Broker. The Broker affirms that the Intermediary Manager’s liability for the stockholder servicing and/or distribution fee is limited solely to the proceeds of the stockholder servicing and/or distribution fee receivable from the Fund and Broker hereby waives any and all rights to receive any reallowance of the stockholder servicing and/or distribution fee due until such time as the Intermediary Manager is in receipt of the stockholder servicing and/or distribution fee from the Fund. Notwithstanding the above, Broker affirms that, to the extent that Broker retains transaction or other fees, including upfront placement fees or brokerage commissions, as described above under “Brokerage Transaction Fee,” neither the Fund nor the Intermediary Manager shall have liability for such brokerage commission or other transaction based fee payable to the Broker, and the Broker is solely responsible for retaining the brokerage commissions or other similar transaction based fees due to the Broker from the subscription funds received by the Broker from its customers for the purchase of Shares in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, Broker will not be entitled to receive any transaction or other fees, including upfront placement fees or brokerage commissions, or stockholder servicing and/or distribution fee which would cause the aggregate amount of transaction or other fees, including upfront placement fees or brokerage commissions, transaction based fees, intermediary manager fees, stockholder servicing and/or distribution fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10%) of the gross proceeds raised from the sale of Shares in the Offering.

Broker shall furnish Intermediary Manager and the Fund with such information as shall reasonably be requested by the Fund with respect to the fees paid to Broker pursuant to this Schedule A, and Broker shall notify Intermediary Manager if Broker is not eligible to receive transaction or other fees, including upfront placement fees or brokerage commissions, stockholder servicing and/or distribution fees at the time of purchase.

Due Diligence

In addition, as set forth in the Prospectus, the Intermediary Manager will pay or reimburse the Broker for reasonable bona fide due diligence expenses incurred by the Broker in connection with the Offering. Such due diligence expenses may include customary travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Broker and its personnel when visiting the Fund’s offices verify information relating to the Fund. The Broker shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Intermediary Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice being sent to [    ]. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Broker and other brokers, together with all other organization and offering expenses, defined under Omnibus Guidelines and FINRA rules, to exceed ten percent (10%) and fifteen percent (15%) of the Fund’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐ Class S Shares	☐ Class D Shares	☐ Class I Shares

The following reflects the transaction or other fee, including upfront placement fees or brokerage commissions, arrangement and stockholder servicing and/or distribution fee as agreed upon between the Intermediary Manager and the Broker for the applicable Share Class.

(Initials)	No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 3.5% of the NAV per Class S share sold in the Offering	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S Shares.

(Initials)	Stockholder servicing and/or distribution fee of 0.85% per annum of the aggregate NAV of outstanding Class S Shares as of the beginning of the first calendar day of each month	By initialing here, the Broker agrees to the terms of eligibility for the stockholder servicing and/or distribution fee set forth in this Schedule I with respect to Class S Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the stockholder servicing and/or distribution fee with respect to Class S Shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the stockholder servicing and/or distribution fee that it complies with each of the above requirements.

(Initials)	No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 1.5% of the NAV per Class D share sold in the Offering	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D Shares.

(Initials)	Stockholder servicing fee of 0.25% per annum of the aggregate NAV of outstanding Class D Shares as of the beginning of the first calendar day of each month	By initialing here, the Broker agrees to the terms of eligibility for the stockholder servicing and/or distribution fee set forth in this Schedule I with respect to Class D Shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the stockholder servicing fee with respect to Class D Shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the stockholder servicing fee that it complies with each of the above requirements.

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“INTERMEDIARY MANAGER”

EMERSON EQUITY LLC

By:
Name:
Title:

“BROKER”

(Print Name of Broker)

By:
Name:
Title:

SCHEDULE II

TO

SELECTED INTERMEDIARY AGREEMENT WITH

EMERSON EQUITY LLC

NAME OF ISSUER: CRESCENT PRIVATE CREDIT INCOME CORP.

NAME OF BROKER:

SCHEDULE TO AGREEMENT DATED:

Broker hereby authorizes the Intermediary Manager or its agent to deposit stockholder servicing and/or distribution fee and other payments due to it pursuant to the Selected Intermediary Agreement to its bank account specified below. This authority will remain in force until Broker notifies the Intermediary Manager in writing to cancel it. In the event that the Intermediary Manager deposits funds erroneously into Broker’s account, the Intermediary Manager is authorized to debit the account with no prior notice to Broker for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

“BROKER”

(Print Name of Broker)

By:
Name:
Title:

SCHEDULE III

TO

SELECTED INTERMEDIARY AGREEMENT WITH

EMERSON EQUITY LLC

[Jurisdictions]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“INTERMEDIARY MANAGER”

EMERSON EQUITY LLC

By:
Name:
Title:

“BROKER”

(Print Name of Broker)

By:
Name:
Title: